FIFTH AMENDMENT TO CONTRACT OF SALE

     This Fifth Amendment to Contract of Sale is entered into effective as of January , 1997 (this "Amendment"), by and between Serramonte Plaza, a California limited partnership ("Seller"), and Daly City Partners, LLC, a California limited liability company ("Purchaser").

     WHEREAS, Seller and Purchaser entered into that certain Contract of Sale dated effective as of August 29, 1996, pursuant to which Seller has agreed to sell, and Purchaser has agreed to purchase from Seller, Seller's rights, titles and interests in and to the Property more particularly described in the Contract, which Contract of Sale was amended by that certain First Amendment to Contract of Sale dated effective as of September 27, 1996, that certain Second Amendment to Contract of Sale dated effective as of October 7, 1996, and that certain Third Amendment to Contract of Sale dated effective as of October 14, 1996, and that certain Fourth Amendment to Contract of Sale dated effective as of November 18, 1996 (as so amended, the "Contract"); and

     WHEREAS, Seller and Purchaser desire to modify the Contract to extend certain dates and time periods and make certain other modifications, pursuant to the terms and provisions of this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

      1. Unless otherwise defined in this Amendment or the context otherwise requires, each term used in this Amendment with its initial letter capitalized which has been defined in the Contract shall have the same meaning herein as given to such term in the Contract.

      2. Section 8.1 of the Contract is amended to read in its entirety as follows:

           8.1 Time and Place. The consummation of the purchase and sale of the Property (the "Closing") shall take place at the office of the Title Company on June 28, 1997, or such earlier date on which Purchaser is prepared to close provided that Purchaser provides Seller five (5) days written notice of such earlier date (the "Closing Date"); provided, however, that in no event shall Purchaser or Seller be obligated to proceed with the Closing unless all conditions precedent thereto in favor of the respective party have been satisfied or waived by such party.

      3.       New Section 12.2 is hereby added to the Contract as follows:

               12.2 Demolition. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Purchaser may at its sole cost and expense demolish the theater complex located on Parcel 2 and the mason McDuffie building (collectively referred to as the "Demolition") at any time prior to Closing provided that the following conditions have been satisfied: (i) Purchaser has completed the Theater Remediation and the remediation of the Mason McDuffie building to levels established in the Remediation
               Estimate: (ii) Purchaser has terminated the Mason McDuffie lease as provided in Section 7.1(c); (iii) Purchaser has a bona fide commitment from a lender to finance the purchase of the Property subject only to commercially reasonable closing conditions, and has provided a copy thereof to Seller; and (iv) Purchaser has deposited with the Title Company in an escrow account an amount equal to 110% of the contract cost for the Demolition (the "Demolition Deposit"), which funds will be disbursed as provided below. Purchaser shall obtain all necessary permits, licenses, and consents prior to commencing the Demolition, shall conduct the Demolition in compliance with all applicable local, state and federal laws, regulations and rules, and shall conduct the Demolition so as not to unreasonably disturb the use and occupancy of other tenants of the Property and adjoining properties. After the Demolition, Purchaser shall remove all debris from the theater complex located on parcel 2 and the Mason McDuffie building site. Seller will authorize and direct Title Company to disburse the Demolition Deposit to the Demolition contractor, in whole or in part, upon presentation of invoices and lien releases for the amount of the disbursement requested, and Seller will authorize and direct Title Company to disburse all remaining sums in the Demolition Deposit to the Demolition contractor or to Buyer, upon presentation of the final lien release related to the Demolition. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its partners, agents, employees, licensees, invitees and contractors against all loss expense (including, but not limited to, attorneys' fees and costs), damage, injury, liability, cause of action or claim of any kind or character related to the Demolition, including without limitation any claims for mechanics' liens, personal injury or property damage. No party shall have any rights, remedies or obligations with regard to the Demolition, including without limitation rights to compensation, except as set forth in this Section 12.2. The covenants and obligations set forth in this Section 12.2 shall survive the termination of this Contract.

      4. Except as expressly amended by this Amendment, no term or provision of the Contract is or shall be amended, modified or supplemented.

      5. This Amendment may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.


      IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above.


      SELLER:                       SERRAMONTE PLAZA
                                    a California limited partnership


                                    By: Investors First-Staged Equity, L.P.,
                                        a Delaware limited partnership,
                                        its general partner

                                         By: VMS Realty Investment II,
                                             an Illinois general partnership,
                                             its general partner

                                         By:  /s/ Richard A. Berman
                                             Its: Authorized Signatory



                                 Dated: January 28, 1997
      PURCHASER:                 DALY CITY PARTNERS, LLC,
                                 a California limited liability company


                                 By:_______________________________
                                    Dennis J. Wong
                                    Its:  Manager

                                 Dated:______________________, 1997